Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 10, 2010 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Exar Corporation’s Annual Report on Form 10 K for the year ended March 28, 2010.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 5, 2010